Exhibit 99.1

LogistiCare Appoints Kenneth W. Wilson as Chief Operating Officer

ATLANTA, GA – April 15, 2020 -- The Providence Service Corporation (“Providence” or the “Company”) (Nasdaq: PRSC) today announced that its subsidiary, LogistiCare Solutions, LLC (“LogistiCare”), has appointed Kenneth (“Kenny”) W. Wilson as the Chief Operating Officer of LogistiCare, effective May 4, 2020. Mr. Wilson will replace LogistiCare’s Acting Chief Operating Officer, Albert Cortina, who will continue to support the organization in a consultative role.

Mr. Wilson brings to LogistiCare more than three decades of executive leadership experience in the healthcare industry, encompassing a range of senior operational, managerial, and commercial roles. Key positions held by Mr. Wilson include, most recently: Chief Commercial Officer, Healthcare at Sodexo; President and Chief Operating Officer at Hanger, SPS; leadership roles of increasing responsibility at Cardinal Health, concluding with Senior Vice President and General Manager, Ambulatory Care; Head of National Account and Health Systems at Allegiance Healthcare Corporation (acquired by Cardinal Health); and various prominent sales leadership positions at Baxter Healthcare.

“We continue to advance our strategy of attracting high-caliber leaders to the team with the appointment of Kenny Wilson as LogistiCare’s new COO. Given Kenny’s track record building high performing teams, reviving operations, and unifying commercial sales and operational functions, I am confident that he will help us drive transformational growth at LogistiCare,” said Daniel E. Greenleaf, President and Chief Executive Officer of Providence and LogistiCare. “In addition to welcoming Kenny, I’d like to thank Albert Cortina for his 27 years of service, which have contributed significantly to the success of LogistiCare.”

Mr. Wilson commented, “It’s incredibly exciting to be joining the clear leader in the non-emergency medical transportation industry. I look forward to helping the team enhance LogistiCare’s operations and accelerate growth.”

With Mr. Wilson’s appointment, LogistiCare has added seven key executive leaders to its team since August 2019:

Executive	Title	Effective Date
Daniel Greenleaf	President and Chief Executive Officer	December 2019
Kathryn Stalmack, J.D. Jonathan Bush, J.D. Walt Meffert	Senior Vice President, General Counsel Vice President, Deputy General Counsel Chief Information Officer	August 2019 November 2019 January 2020
Laurel Emory, Ph.D.	Senior Vice President, Human Resources	February 2020
Jody Kepler, J.D., LL.M.	Chief Compliance Officer	March 2020
Kenneth Wilson	Chief Operating Officer	May 2020

About The Providence Service Corporation and LogistiCare

LogistiCare, a wholly owned subsidiary of The Providence Service Corporation, is the nation’s largest manager of non-emergency medical transportation (“NEMT”) programs for state government agencies and managed care organizations. LogistiCare’s services include NEMT ride management, call center management, transportation provider network development and credentialing, and vendor administration. LogistiCare is focused on providing access to convenient, cost-effective, safe and reliable transportation. LogistiCare delivers tech-enabled solutions that provide enhanced functionality, stronger network performance, streamlined workflow processes, and higher overall system efficiency. Annually LogistiCare manages over 63 million trips for more than 24 million eligible riders in 50 states and the District of Columbia. For more information about LogistiCare visit www.logisticare.com.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about our business and our industry, and are not guarantees of our future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond our ability to control or predict, which may cause actual events to be materially different from those expressed or implied herein, including but not limited to: the early termination for non-renewal of contracts; our ability to successfully respond to governmental requests for proposal; our ability to fulfill our contractual obligations; our ability to identify and successfully complete and integrate acquisitions; our ability to identify and realize the benefits of strategic initiatives; the loss of any of the significant payors from whom we generate a significant amount of our revenue; our ability to accurately estimate the cost of performing under certain capitated contracts; our ability to match the timing of the costs of new contracts with its related revenue; the outcome of pending or future litigation; our ability to attract and retain senior management and other qualified employees; our ability to successfully complete recent divestitures or business termination; the accuracy of representations and warranties and strength of related indemnities provided to us in acquisitions or claims made against us for representations and warranties and related indemnities in our dispositions; our ability to effectively compete in the marketplace; inadequacies in or security breaches of our information technology systems, including our ability to protect private data; the impact of COVID-19 on the Company, including: the duration and scope of the pandemic; governmental, business and individuals’ actions taken in response to the pandemic; economic activity and actions taken in response; the effect on our clients and client demand for our services; and the ability of our clients to pay for our services; seasonal fluctuations in our operations; impairment of long-lived assets; the adequacy of our insurance coverage for automobile, general liability, professional liability and workers’ compensation; damage to our reputation by inaccurate, misleading or negative media coverage; our ability to comply with government healthcare and other regulations; changes in budgetary priorities of government entities that fund our services; failure to adequately comply with patient and service user information regulations; possible actions under Medicare and Medicaid programs for false claims or recoupment of funds for noncompliance; changes in the regulatory landscape applicable to Matrix; changes to our estimated income tax liability from audits or otherwise; our ability to meet restrictive covenants in our credit agreement; restrictions in the terms of our preferred stock; the costs of complying with public company reporting obligations; and the accuracy of our accounting estimates and assumptions.

The Company has provided additional information in our annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward- looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (212) 836-9614

kahl@equityny.com